Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

24-09

Investors - Kip Rupp, CFA	Media – Liz James
Quanta Services, Inc.	FGS Global
(713) 341-7260	(281) 881-5170

QUANTA SERVICES ANNOUNCES THE ELECTION OF TWO NEW INDEPENDENT DIRECTORS AND THE

APPOINTMENT OF A NEW INDEPENDENT CHAIRMAN

HOUSTON – May 28, 2024 – Quanta Services, Inc. (NYSE:PWR) announced today the election of two new independent directors, Warner L. Baxter and Jo-ann dePass Olsovsky, to the company’s Board of Directors at the 2024 Annual Meeting of Stockholders, as well as the appointment of Doyle N. Beneby as the new independent Chairman of the Board.

Doyle Beneby, Quanta Services’ independent Chairman of the Board, commented, “We are pleased to welcome Warner and Jo-ann to the Quanta Services Board of Directors. Warner brings extensive experience as a senior executive and director at a publicly traded regulated electric power and natural gas utility and will provide valuable customer- and industry-based insights to the board. Jo-ann brings to the Board extensive experience leading information technology, advanced technologies, large-scale systems implementation, telecommunications, field operations, and cybersecurity management functions as the chief information officer of large publicly traded and private companies in the technology and regulated industries. We look forward to working with Warner and Jo-ann and welcome the perspectives they will provide to Quanta’s board and to the company.”

Mr. Baxter previously served as Executive Chairman, from January 2022 to November 2023, and as Chairman, President and Chief Executive Officer, from 2014 through January 2022 of Ameren Corporation, a publicly traded regulated electric and gas utility company serving customers in Missouri and Illinois. Mr. Baxter also served as the Chairman of the Board of Directors of the Edison Electric Institute, an association representing all U.S. investor-owned electric companies, from June 2022 to June 2023 and as Vice Chairman from 2020 to June 2022. He also served as the Chair of the Electric Power Research Institute, a leading, independent not-for-profit research and development organization, from April 2017 until April 2018. Mr. Baxter has served as a director of U.S. Bancorp, a bank holding company, since 2015.

Ms. dePass Olsovsky most recently served as the Executive Vice-President and Chief Information Officer at Salesforce.com, Inc., a publicly traded cloud-based software company, from February 2018 to August 2022 where she led the Salesforce, Tableau, Slack, and Mulesoft global technology functions supporting all internal systems, including cloud applications, large programs, network connectivity, cyber operations, and M&A systems integrations. Prior to Salesforce, she served in various leadership roles at BNSF Railway, a large North American freight railroad network, from 2006 until 2018, including as Senior Vice-President and Chief Information Officer leading their technology function. Ms. dePass Olsovsky also has served as a director for Canadian National Railway Company, a publicly traded freight railway headquartered in Canada serving customers in Canada, the United States and Mexico, since October 2021.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering comprehensive infrastructure solutions for the utility, renewable energy, communications, pipeline and energy industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy and communications infrastructure. With operations throughout the United States, Canada, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.